Exhibit 10.29

Summary of Non-Employee Director Compensation

Effective beginning July 1, 2007, non-employee directors of Environmental Power Corporation (the “Company”) are compensated as follows:

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A monthly retainer of $4,000, except that the non-executive Chairman of the Board of Directors (the “Board”) will receive a monthly retainer of $7,000, and the Chair of the Audit Committee of the Board will receive a monthly retainer of $4,833.33; and

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The grant of a stock appreciation right (“SAR”) under the Company’s 2006 Equity Incentive Plan based on 15,000 shares of the Company’s common stock, except that the Chairman of the Board will receive a SAR based on 26,250 shares of the Company’s common stock.

In September 2008, the Board unanimously authorized the Company to defer payment of the monthly cash fees set forth above until further notice. The Company has been accruing these fees on its financial statements at such times as they would otherwise become due.